Exhibit 99.1
APX GROUP HOLDINGS, INC. REPORTS SECOND QUARTER 2018 RESULTS
2nd Quarter 2018 Highlights

•	20.2% year-over-year increase in total revenues to $255.0 million

•	Net loss of $144.4 million compared to net loss of $84.2 million in the prior year

•	$137.2 million in Adjusted EBITDA[a] an increase of 13.9% year over year

•	117,875 New Subscribers, 27.0% year-over-year increase

Provo, UT – August 1, 2018 – APX Group Holdings, Inc. (“APX Group”, “Vivint” or the “Company”) today reported financial and operational results for the second quarter ended June 30, 2018.
Todd Pedersen, CEO of APX Group, commented, ”Vivint achieved strong second quarter 2018 results with total revenues increasing over 20% year over year.  We also had strong growth in New Subscribers adding approximately 118,000 New Subscribers during the quarter, up 27% from the same period a year ago with the Direct to Home channel adding over 79,000 new customers, a 20% increase year over year and the Inside Sales channel adding over 33,000 new customers, up 24% from the same period a year ago.  With regards to our retail channel, the Company and Best Buy agreed in principle to end the co-branded Best Buy Smart Home by Vivint arrangement.  We believe there are opportunities in the retail channel, and are committed to work towards more efficient ways to better help our customers explore, learn about and buy the latest smart home products and services.”

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

APX Group reported total revenues of $255.0 million for the three month period ended June 30, 2018 versus $212.1 million for the same period in 2017, an increase of $42.8 million or 20.2%. The adoption of Topic 606 accounted for $10.9 million of the year-over-year increase.
Total recurring and other revenue of $255.0 million increased $52.2 million, or 25.7% for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, of which $22.2 million was associated with the adoption of Topic 606 related to the timing of revenue recognition and classification of revenue components.

Excluding the impact of the adoption of Topic 606, recurring and other revenue for the three months ended June 30, 2018 totaled $232.8 million, which represented an increase of $30.0 million, or 14.8% compared to the three months ended June 30, 2017. Approximately $28.3 million was due to an increase of 14.7% in Total Subscribers. The increase in recurring and other revenue was partially offset by $13.2 million from a decrease in the average monthly service revenue per user of approximately $3.79 attributable to the Company's transition to Vivint Flex Pay in early 2017, as well as a shift in package pricing mix. Recognized deferred product revenues increased $12.4 million and recognized retail installment contract imputed interest increased $2.4 million, due to the increased subscriber base and increases in sales of products. When compared to the three months ended June 30, 2017, foreign currency translation positively affected total revenues by $0.7 million, as computed on a constant currency basis.

The Company added 117,875 New Subscribers during the second quarter of 2018, a 27.0% increase compared to the 92,837 New Subscribers added during the same period in 2017. The direct-to-home and inside sales channels grew 20.0% and 24.1%, respectively.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2017	2017	2017	2018	2018
Total Revenues	$212.1	$228.7	$235.8	$246.6	$255.0
Net Loss	$(84.2)	$(107.9)	$(135.4)	$(84.7)	$(144.4)
Adjusted EBITDA(a)	$120.5	$128.5	$125.9	$122.9	$137.2
Adjusted EBITDA Margin	56.8%	56.2%	53.4%	49.8%	53.8%
New Subscribers(1)	92,837	89,019	52,342	55,502	117,875
Total Subscribers(1)	1,215,056	1,270,478	1,292,698	1,313,742	1,393,635
Total Monthly Service Revenue(1)	$68.5	$71.2	$71.0	$71.0	$73.3
Average Monthly Service Revenue per User(1)	$56.40	$56.07	$54.92	$54.00	$52.61
Total Monthly Revenue(1)	$70.7	$76.2	$78.6	$82.2	$85.0
Average Monthly Revenue per User(1)	$59.56	$60.52	$61.09	$62.97	$62.49
Attrition Rate(2)	11.5%	11.3%	11.0%	10.7%	11.1%

(1) Data excludes wireless internet business and sales channel pilot programs and are provided as of each period end
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and sales channel pilot programs

“As we work towards cash neutrality, we have made progress on multiple fronts,” said Mark Davies, CFO of APX Group. “We are scaling our fixed costs throughout the Company and as we previously announced, we downsized our corporate staff by approximately 140 employees in the second quarter.  We also announced the Best Buy co-branded partnership was cancelled in principle and we correspondingly eliminated over 400 in-store sales positions and related overhead costs.  We are pleased with the progress we’ve made in our Vivint Flex Pay program, which has allowed us to reduce the number of retail installment contracts we finance on our balance sheet and significantly lowered our net subscriber acquisition cost.   We plan to carry the momentum in these areas into the second-half of 2018, with the belief that we have reached a stage where we will effectively scale our adjusted EBITDA and reduce our dependency

a:This earning release includes Adjusted EBITDA, a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See the “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definition of Adjusted EBITDA and a reconciliation to its most directly comparable financial measure calculated in accordance with GAAP.

on the capital markets to drive growth.  Driving efficiency in all areas of our business: subscriber acquisition and service costs; G&A; strategic investments and credit-based pricing; are key elements of our go-forward plans.”

Costs and Expenses

Operating expenses increased $12.0 million, or 15.5%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017. Adjusting for Topic 606, which took contract costs that were previously expensed and now records them as capitalized contract costs, the year-over-year increase was $17.7 million, or 22.9%. The increase is primarily due to personnel and related support costs of $16.7 million driven by a 14.7% increase in the Total Subscribers, non-capitalized installation costs of $2.8 million and $1.0 million in costs associated with our retail sales efforts. Net service cost per subscriber was $16.71 in the second quarter as compared to $15.45 in the same period in 2017.
Selling expenses increased by $19.4 million, or 41.9%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, primarily due to increases in personnel and related support costs of $12.1 million, an increase of $4.4 million in costs associated with our retail and other sales pilots and legal costs of $1.0 million.
The Company’s Net Subscriber Acquisition Costs per New Subscriber was $1,375 for the last twelve months ended June 30, 2018 as compared to $1,815 for the same period in 2017. Vivint Flex Pay increased the average proceeds collected at point of sale by approximately $1,000 per new subscriber.
General and administrative (“G&A”) expenses increased $10.3 million, or 26.5%, for the three months ended June 30, 2018 as compared to the three months ended June 30, 2017, primarily due to an increase in personnel and related costs of $7.5 million, including $1.4 million associated with the Company’s offering of a 401(k) match, an increase in research and development costs of $1.2 million and a $1.0 million increase in corporate insurance costs.

Adjusted EBITDA and Net Loss

Adjusted EBITDA for the second quarter of 2018 was $137.2 million and net loss was $144.4 million, as compared to Adjusted EBITDA of $120.5 million and net loss of $84.2 million for the same period in 2017.

Liquidity

As of June 30, 2018, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $137 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Adjusted EBITDA, was 5.7x as of June 30, 2018.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 5:00 p.m. ET today, August 1, 2018. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint Smart Home website, www.investors.vivint.com/events-presentations/events or dial (833) 235-7641 for domestic participants or (647) 689-4162 for international participants with the conference code of 7095378.
A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://www.investors.vivint.com/events-presentations/events. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at www.investors.vivint.com following the completion of the webcast and conference call.
About Vivint Smart Home

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than one million customers. J.D. Power ranked Vivint Smart Home “Highest in Customer Satisfaction for Home Security Systems.” For more information, visit www.vivint.com.
Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation with respect to the Vivint Flex Pay plan and the Company’s partnership with Best Buy. Forward-looking statements convey the Company’s current expectations or forecasts of future events. All statements contained in this earnings release other than statements of historical fact are forward-looking statements. These statements are based on the beliefs and assumptions of management. Although we believe that the Company’s plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that the Company will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•	risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;

•	the highly competitive nature of the smart home and security industry and product introductions and promotional activity by Vivint’s competitors;

•	litigation, complaints or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;

•	adverse publicity and product liability claims;

•	increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

•	cost increases or shortages in smart home and security technology products or components;

•	the introduction of unsuccessful new products and services;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•
the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and our ability to successfully compete in retail sales channels.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s most recent annual report on Form 10-K, as such factors may be updated from time to time in the Company’s periodic and other filings with the Securities and Exchange Commission. These risk factors should not be construed as exhaustive. We undertake no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - the aggregate number of active smart home and security subscribers at the end of a given period.

Total Monthly Service Revenue (MSR) - the contracted recurring monthly service billings to our smart home and security subscribers, based on the number of Total Subscribers as of the end of a given period.

Average Monthly Service Revenue per User (AMSRU) - Total MSR divided by the number of Total Subscribers as of the end of a given period.

Total Monthly Revenue (Total MR) - average monthly total revenue recognized during the period.

Average Monthly Revenue per User (AMRU) - Total MR divided by average monthly Total Subscribers during a given period.

Attrition Rate - the aggregate number of canceled smart home and security subscribers during the prior 12-month period divided by the monthly weighted average number of Total Subscribers, based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this as a cancellation.

Net Service Cost per Subscriber - average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring Smart Home Services billings for the period divided by average monthly Total Subscribers for the same period.

Net Service Margin - the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.

New Subscribers - the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.

Net Subscriber Acquisition Costs per New Subscriber - the direct and indirect costs to create a new smart home and security subscriber divided by New Subscribers for a given 12 month period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead); less upfront payment received from the sale of Products associated with the initial installation and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.

All key operating metric calculations defined above exclude our wireless internet business and pilot programs.

Contact:

Dale R. Gerard
Senior Vice President of Finance and Treasurer
801-705-8011
dgerard@vivint.com

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenues:
Recurring and other revenue	$254,967	$202,783	$501,564	$399,641
Service and other sales revenue	—	6,358	—	11,749
Activation fees	—	2,985	—	6,089
Total revenues	254,967	212,126	501,564	417,479
Costs and expenses:
Operating expenses	89,321	77,316	173,081	148,668
Selling expenses	65,659	46,275	124,902	81,073
General and administrative expenses	49,206	38,902	100,173	77,763
Depreciation and amortization	126,873	80,096	251,131	156,965
Restructuring expenses	4,141	—	4,141	—
Total costs and expenses	335,200	242,589	653,428	464,469
Loss from operations	$(80,233)	$(30,463)	$(151,864)	$(46,990)
Other expenses (income):
Interest expense	60,327	54,958	119,117	108,639
Interest income	—	(47)	(31)	(104)
Other loss (income), net	4,731	(1,869)	(40,509)	10,197
Total other expenses	65,058	53,042	78,577	118,732
Loss before income taxes	(145,291)	(83,505)	(230,441)	(165,722)
Income tax (benefit) expense	(906)	732	(1,339)	1,151
Net loss	$(144,385)	$(84,237)	$(229,102)	$(166,873)

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$4,520	$3,872
Accounts and notes receivable, net	50,640	40,721
Inventories	103,407	115,222
Prepaid expenses and other current assets	17,894	16,150
Total current assets	176,461	175,965

Property, plant and equipment, net	81,250	78,081
Capitalized contract costs, net	1,090,249	—
Subscriber acquisition costs, net	—	1,308,558
Deferred financing costs, net	2,578	3,099
Intangible assets, net	300,561	377,451
Goodwill	835,816	836,970
Long-term notes receivables and other assets, net	111,965	88,723
Total assets	$2,598,880	$2,868,847
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$105,359	$107,347
Accrued payroll and commissions	73,623	57,752
Accrued expenses and other current liabilities	104,976	74,321
Deferred revenue	152,948	88,337
Current portion of capital lease obligations	9,530	10,614
Total current liabilities	446,436	338,371

Notes payable, net	2,762,447	2,760,297
Revolving credit facility	160,000	60,000
Capital lease obligations, net of current portion	9,056	11,089
Deferred revenue, net of current portion	300,045	264,555
Other long-term obligations	80,020	79,020
Deferred income tax liabilities	8,659	9,041
Total liabilities	3,766,663	3,522,373
Total stockholders’ deficit	(1,167,783)	(653,526)
Total liabilities and stockholders’ deficit	$2,598,880	$2,868,847

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net cash used in operating activities	$(71,407)	$(127,108)	$(130,989)	$(133,261)
Net cash (used in) provided by investing activities	(5,883)	(3,966)	40,703	(12,002)
Net cash provided by financing activities	78,380	95,322	90,996	103,223
Effect of exchange rate changes on cash	(43)	(3)	(62)	(10)
Net increase (decrease) in cash and cash equivalents	1,047	(35,755)	648	(42,050)

Cash and cash equivalents:
Beginning of period	3,473	37,225	3,872	43,520
End of period	$4,520	$1,470	$4,520	$1,470

Statement Regarding Non-GAAP Financial Measures

This earnings release includes Adjusted EBITDA, which is a supplemental measure that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).

“Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock based compensation, the historical results of Solar and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain covenants in the indentures and other agreements governing our notes and the credit agreement governing our revolving credit facility. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following table for a quantitative reconciliation of Adjusted EBITDA to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

APX GROUP HOLDINGS, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2017	2017	2017	2018	2018
Net loss	$(84.2)	$(107.9)	$(135.4)	$(84.7)	$(144.4)
Interest expense, net	54.9	58.0	59.1	58.8	60.3
Other (income) loss expense, net	(1.9)	8.6	9.2	5.1	4.7
Gain on sale of spectrum (i)	—	—	—	(50.4)	—
Income tax expense (benefit), net	0.7	1.2	(1.2)	(0.4)	(0.9)
Restructuring expenses (ii)	—	—	—	—	4.1
Depreciation and amortization (iii)	30.6	30.9	31.6	28.9	28.9
Amortization of capitalized contract costs	49.5	53.6	56.2	95.4	97.9
Non-capitalized contract costs (iv)	59.7	69.5	82.9	70.9	83.1
Non-cash compensation (v)	0.4	0.3	0.3	0.2	0.3
Other Adjustments (vi)	10.8	14.3	23.2	12.0	19.8
Adjustment for change in accounting principle (Topic 606) (vii)	—	—	—	(12.9)	(16.6)
Adjusted EBITDA	$120.5	$128.5	$125.9	$122.9	$137.2

(i)	Gain on sale of spectrum intangible assets during the three months ended March 31, 2018.

(ii)	Restructuring employee severance and termination benefits expenses.

(iii)	Excludes loan amortization costs that are included in interest expense.

(iv)
    Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.

(v)	Reflects non-cash compensation costs related to employee and director stock option plans. Excludes non-cash compensation costs included in non-capitalized subscriber acquisition costs.

(vi)	Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, non-recurring gain, and other adjustments.

(vii)	Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.